Exhibit (a)(9)

Contacts:

Andrea Calise/Melissa Sheer

Kekst and Company

(212) 521-4845 or (212) 521-4839

LONGS DRUG STORES ANNOUNCES AGREEMENT TO SETTLE CLASS ACTION

LAWSUITS RELATED TO PENDING ACQUISITION

Walnut Creek, CA (September 10, 2008)… Longs Drug Stores Corporation (“Longs”) (NYSE:LDG) today announced that Longs and CVS Caremark Corporation (“CVS”) (NYSE:CVS) have agreed in principle with the shareholder plaintiffs to settle purported class action lawsuits filed in California relating to CVS Caremark’s pending tender offer for all of the outstanding shares of common stock of Longs.

Under the terms of the proposed settlement, the claims of the named plaintiffs and the proposed class of public shareholders relating to the tender offer and the related merger agreement and the transactions contemplated thereby will be dismissed on behalf of the settlement class. Finalization of the proposed settlement remains subject to several conditions, including court approval and completion of the tender offer and the other transactions contemplated by the merger agreement in accordance with its terms. In connection with the proposed settlement, Longs has agreed to provide additional disclosures in Longs’ solicitation/recommendation statement on Schedule 14D-9.

About Longs Drug Stores

Headquartered in Walnut Creek, California, Longs Drug Stores is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 521 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Forward-looking statements

This announcement contains certain forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Various factors may cause actual results to differ materially in the future from those reflected in forward-looking statements contained in this announcement, among others: (1) macroeconomic condition and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to closing of the transaction may not be satisfied; (6) the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; and (7) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period.

Additional Information and Where to Find It

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Longs’ common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials) filed by CVS Caremark with the Securities and Exchange Commission (SEC) on August 18, 2008. Longs filed a solicitation/recommendation statement with respect to the tender offer on Schedule 14D-9 on August 18, 2008. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer and Longs’ Board of Directors recommendation of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. The solicitation/recommendation statement and related materials may also be obtained for free by contacting (925) 979-3979.